Exhibit 99.1

Contact Information:

Investors:	Media:
Brainerd Communicators, Inc.	Brainerd Communicators, Inc.
John Buckley	Joe Lobello
(212) 986-6667	(212) 986-6667

Weight Watchers International, Inc.
Ann Sardini
(516) 390-1849

FOR IMMEDIATE RELEASE

WEIGHT WATCHERS REPORTS FOURTH QUARTER

AND FULL YEAR 2003 RESULTS

Woodbury, NY, February 24, 2004 — Weight Watchers International, Inc.  (NYSE: WTW) today announced results for the fourth quarter and twelve months ended January 3, 2004.

Fourth Quarter Performance

For the fourth quarter of 2003, net revenues grew 14% to $216.1 million, as compared to $190.1 million reported in the fourth quarter of 2002. Worldwide attendance growth in company-owned operations was 10%.

Operating income for the fourth quarter of 2003 was $65.0 million, an increase of 7% from $60.9 million in the prior year’s fourth quarter. Net income for the fourth quarter 2003 was $38.1 million or $0.35 per fully diluted share. This compares to net income of $28.4 million or $0.26 per fully diluted share in the fourth quarter of 2002.

Full Year Performance

For the full year 2003, the Company reported an increase in net revenues of 17% to $943.9 million, as compared to $809.6 million reported in 2002. Worldwide attendance growth in company-owned operations was 10%.

Operating income for the full year ended January 3, 2004 was $316.1 million, an increase of 7% from $296.8 million reported in the prior year.  Earnings per fully diluted share for the full year 2003, excluding a third quarter charge of $0.28 per share associated with the early extinguishment of debt net of currency and hedging activities, were $1.59 versus $1.31 for the prior year.  Including this third quarter charge, reported net income for 2003 was $143.9 million, or $1.31 per fully diluted share.

Commenting on the Company’s results, President and Chief Executive Officer Linda Huett, said, “2003 was a challenging year for Weight Watchers.  Nevertheless, we managed to deliver strong top and bottom line growth, highlighting the strength of our brand and the multiple growth drivers of our unique business.  As we look forward to 2004, we are confident that Weight Watchers will continue to deliver on its track record of superior performance.  For the full year 2004 we expect to earn between $1.90 and $2.00 per fully diluted share.”

Fourth Quarter Conference Call

The Company has scheduled a conference call today at 5:00 p.m. EST. During the conference call, Linda A. Huett, President and CEO, and Ann M. Sardini, CFO, will discuss fourth-quarter and year-end results and answer questions from the investment community.  Live audio of the conference call will be webcast at www.weightwatchersinternational.com.

About Weight Watchers International, Inc

Weight Watchers International, Inc. is the world’s leading provider of weight-loss services, operating in 30 countries through a network of company-owned and franchise operations.  Weight Watchers holds over 44,000 weekly meetings where members receive group support and education about healthy eating patterns, behavior modification and physical activity.  In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the company pursuant to United States securities laws contain discussions of these risks and uncertainties. Weight Watchers International assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review our filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at http://www.sec.gov, at various SEC reference facilities in the United States and via the company’s website at http://www.weightwatchersinternational.com).

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

	January 3,	December 28,
	2004	2002

ASSETS
Current assets	$114.8	$145.4
Property and equipment, net	15.7	12.5
Goodwill, trademarks and other intangible assets, net	522.6	310.6
Deferred income taxes	110.6	131.5
Deferred financing costs, other	7.0	9.9
TOTAL ASSETS	$770.7	$609.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$134.4	$123.4
Long-term debt	454.3	436.3
Deferred income taxes	0.8	3.3
Other	—	0.4
TOTAL LIABILITIES	589.5	563.4

Shareholders’ equity	181.2	46.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$770.7	$609.9

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Twelve Months Ended

	January 3,	December 28,	January 3,	December 28,
	2004	2002	2004	2002

Revenues, net	$216.1	$190.1	$943.9	$809.6
Cost of revenues	103.7	92.6	440.4	370.3
Gross profit	112.4	97.5	503.5	439.3
Marketing expenses	28.1	20.4	113.6	81.2
Selling, general and administrative expenses	19.3	16.2	73.8	61.3
Operating income	65.0	60.9	316.1	296.8
Interest expense, net	4.8	10.5	33.7	42.3
Other (income) expenses, net	(0.4)	3.3	2.8	19.0
Early extinguishment of debt	—	—	47.4
Income before income taxes	60.6	47.1	232.2	235.5

Provision for income taxes	22.5	18.7	88.3	91.8
Net income	38.1	28.4	143.9	143.7

Preferred stock dividends	—	—		0.3
Net income available to common shareholders	$38.1	$28.4	$143.9	$143.4

Net income per share:
Basic	$0.36	$0.27	$1.35	$1.35
Diluted	$0.35	$0.26	$1.31	$1.31

Weighted average common shares outstanding:
Basic	106.7	106.2	106.7	106.0
Diluted	109.5	109.7	109.7	109.7

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

OPERATIONAL STATISTICS

(IN MILLIONS)

	Three Months Ended		Twelve Months Ended
	Jan 3, 2004	Dec 28, 2002	Jan 3, 2004	Dec 28, 2002

Attendance
North America	7.8	6.7	34.6	30.7
International	5.9	5.7	26.3	24.5
Total Attendance	13.6	12.4	60.8	55.3

Supplemental Attendance Detail
UK	2.6	2.6	12.8	11.9
CE	2.5	2.3	10.1	9.2
Other	0.8	0.8	3.4	3.4
Total International Attendance	5.9	5.7	26.3	24.5

North America
Meeting Fees	92.3	78.5	392.4	350.7
Product Sales	31.9	34.6	158.2	146.8
Total	124.2	113.1	550.6	497.5

International
Meeting fees	51.3	43.2	214.8	170.0
Product Sales	24.3	20.7	118.6	90.8
Total	75.7	63.9	333.4	260.9

Total WWI Sales
Meeting Fees	143.6	121.7	607.2	520.7
Product Sales	56.2	55.3	276.8	237.6
Domestic Franchise Commissions	3.2	4.5	18.6	25.8
Foreign Franchise Commissions	1.5	1.2	6.3	5.6
All Other	11.5	7.4	35.0	20.0
Total WWI Sales	216.1	190.1	943.9	809.6

Note: Totals may not sum due to rounding.  Figures are rounded to the nearest one hundred thousand; percentage changes are based on rounded figures except for attendance percentage changes which are based  on rounded figures to the nearest thousand.